Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

December 20, 2018

Quarterly Distribution Report No. 216

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on December 19, 2018.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the third quarter of 2018 (the “Q3 Distribution Period”).

The Trust received $313,786 ($1.1299 per Trust Unit) for the Q3 Distribution Period (the “Q3 Payment”), as compared to $293,264 ($1.0560 per Trust Unit) for the payment attributable to the third quarter of 2017.

After receiving the Q3 Payment, the Trust paid $40,717 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $273,069 (.9833 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on December 19, 2018.

During the twelve month period ended December 31, 2018, the Trust’s aggregate distributions will amount to $790,184 ($2.8453 per Trust Unit), as compared to $595,328 ($2.1436 per Trust Unit) during the twelve month period ended December 31, 2017.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2018 and December 31, 2017 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2018		Per Unit*

Gross royalty income collected by EMI for the period	$1,053,785

Less: Related royalty expense	367,622
Amount deducted by EMI	328,086
Adjustment for copyright renewals, etc.	44,291

	739,999

Balance as reported by EMI	$313,786

Payments received by Trust	$313,786		$1.1299

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	40,717		.1466

Balance available for distribution	$273,069		$.9833

Distribution per Unit*		$.9833

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2017		Per Unit*	Twelve Months Ended December 31, 2018		Per Unit	Twelve Months Ended December 31, 2017		Per Unit

$868,424			$3,494,072			$3,188,737

288,525			1,340,315			1,306,552
249,338			1,025,034			900,127
37,297			92,388			95,893

575,160			2,457,737			2,302,572

$293,264			$1,036,335			$886,165

$293,264		$1.0560	$1,036,335		$3.7317	$886,165		$3.1909

66,460		.2393	246,151		.8864	290,837		1.0473

$226,804		$.8167	$790,184		$2.8453	$595,328		$2.1436

	$.8167			$2.8453			$2.1436